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                                                                    EXHIBIT 10.8

                                     [LETTERHEAD OF
                                         CROSS
                                         ROUTE
                                       SOFTWARE]



December 12, 1996   Revised
                    -------


Richard T. Fitchen
824 King Street
Santa Cruz, CA 95060

Dear Richard:

       CrossRoute Software, Inc. (the "Company") is pleased to offer you a
                                       -------
position as Vice President of Client Services in the Company, on the terms set forth in this letter agreement, effective as of your actual start date, which is anticipated to be sometime in January 1997, upon your acceptance by execution of a counterpart copy of this letter where indicated below.

       1.   Reporting; Duties and Responsibilities: Employment At Will; Employee
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Invention Assignment and Confidentiality Agreement.  In this position you will
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report to the President/CEO of the Company, and your specific duties and responsibilities will be determined by him. This offer is for a full time position, located at the offices of the Company, except as travel to other locations may be necessary to fulfill your responsibilities. Your employment with the Company is on an "at will" basis, and either you or the Company may terminate your employment with the Company at any time, for any reason.

       2.   Salary; Bonus; Benefits and Vacation. Your initial base salary will
            ------------------------------------
be $115,000.00 per year, subject to adjustment in good faith by the Company in accordance with the Company's customary payroll practice as in effect from time to time. You will also receive a special, one time "signing bonus" of $7,500 to be paid thirty days after you commence full time employment with the Company. Additionally, you will be eligible to earn an annual bonus. The targeted value of your initial Bonus will be $23,000 on an annual basis and will be pro-rated based upon your start date and March 31, the fiscal year-end of the Company. Thereafter, the targeted bonus will determined annually, subject to adjustment in good faith by the Company. The actual amount of the bonus will be determined by the Company's President/CEO and the board of directors based upon your individual performance as well as the Company's overall performance as compared to its business plan. The bonus will be determined and paid approximately one month after the end of the Company's fiscal year. You also will receive the Company's standard employee benefits package, and will be subject to the Company's vacation policy, as such package and policy are in effect from time to time.
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       2a.   Advance Against Bonus. Each pay period, in addition to the payment
             ---------------------
of your base salary, you will be paid an additional 208.33 ($416.66 per month) as part of your paycheck. These payments will be treated as a non-refundable advance against your bonus payment at the end of the fiscal year.


       3.   Stock Option. Effective at the Company's Board of Directors meeting
            ------------
next after your start date, the President/CEO of the Company will recommend that the Board adopt a Stock Option Plan and grant you an incentive stock option, effective upon the later of receipt of a permit from the California Department of Corporations or the date of your commencement of employment, to purchase up to 120,000 shares of the Company's Common Stock. The exercise price for this option will be the then-current fair market value of the Company Common Stock at the date of grant. The option will vest according to the Company's standard four-year exercise schedule, which calls for an initial vesting of 25% of the total (i.e., 30,000 shares) after the first year of continuous service to the
       -----
Company, and thereafter an additional 2.083% of the shares per month, at the close of each month during which you remain employed with the Company, over the remainder of the exercise term. Unvested Shares will be repurchasable at the original purchase price per share on termination of employment.

       The sale of the shares which are the subject of this letter has not been qualified with the Commissioner of Corporations of the State of California, and the issuance of shares or the payment or receipt of any part of the consideration for the shares prior to such qualification is unlawful, unless the offer and sale are exempt from the qualification provisions. The rights of all parties to this letter are expressly conditioned upon such qualification being obtained or an exemption being available.}

       4.  Confidential Information.   As an employee of the Company, you will
           ------------------------
have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

       5.  At-Will Employment.  While we look forward to a long and profitable
           ------------------
relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.
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       6.   Authorization to Work.   Because of Federal regulations adopted in
            ---------------------
the Immigration Reform and Control Act of 1986, you will need to present documentation demonstrating that you have authorization to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our human resources department.

       7.   Term of Offer.  This offer will remain open until May 6, 1996.  If
            -------------
you decide to accept our offer, and I hope that you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements by you with the Company as to the specific subjects of this letter, will be binding upon and inure to the benefit of our respective successors and assigns, and your heirs, administrators and executors, will be governed by California law, and may only be amended in a writing signed by you and the Company.

       We are excited to have you join us and look forward to working with you.


                               Sincerely,

                               /s/ Kenneth Ross

                               Kenneth Ross
                               President & CEO



Acknowledged, Accepted and Agreed

/s/ Richard T. Fitchen  12/20/96
----------------------  --------
Richard T. Fitchen      Date
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                                   Addendum 1
                      Offer letter with Extricity Software



January 20, 1997



Richard Fitchen

Merger or Acquisition. If the Company is acquired in a merger or acquisition
---------------------
where the Company's shareholders own less than a majority of the outstanding stock of the surviving corporation after the closing of the transaction, then half of (50%) any unvested shares or options held by you at closing will vest as of the consummation of that transaction.


/s/ Kenneth Ross

/s/ Richard Fitchen